UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF EARLIEST REPORTED EVENT - AUGUST 16, 2006

XL GENERATION INTERNATIONAL INC.
(Exact name of Registrant as specified in its charter)

NEVADA	000-31165	20-0909393
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation)	File Number)	Identification Number)

Sumpfstrasse 32
6304 Zug, Switzerland
(Address of principal executive offices)

4141 723 1090
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01: Entry into a Material Definitive Agreement.

In connection with Alain Lemieux’s resignation as the Chief Executive Officer (“CEO”) of XL Generation International Inc. (the “Company”), on August 18, 2006, Mr. Lemieux and the Company entered into a Mutual Release and Waiver, pursuant to which Mr. Lemieux has granted the complete release and waiver of any unpaid salary, wages and termination payments, with the exception of the refunding of all expenditures incurred for the benefit of the Company. In consideration of such release and waiver, the Company has granted Mr. Lemieux the full and final release of any claim, demand or cause of action related directly or indirectly to his employment with the Company, for any act done in good faith in connection with his service as an officer of the Company.

In connection with Flemming Munck’s resignation as Chief Financial Officer (“CFO”) of the Company, on August 21, 2006, Mr. Munck and the Company entered into a Mutual Release and Waiver, providing that Mr. Munck will receive 25,000 shares of the Company’s common stock in exchange for the waiver of any and all potential claims he may have against the Company, pursuant to his employment agreement or otherwise.

Item 5.02: Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On August 16, 2006, Mr. Flemming Munck resigned as the CFO and as a director of the Company. The Company expects to conduct a search for a new CFO as soon as reasonably possible.

Item 8.01: Other Events

The Company issued a press release on August 22, 2006 regarding the resignation of Mr. Munck as CFO and Director.  A copy of the release is attached as Exhibit 99.1 filed herewith.

Item 9.01: Financial Statements and Exhibits

(c) Exhibits:

Exhibit No.	Description

99.1	Press Release dated August 22, 2006.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, XL Generation International Inc. has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

XL GENERATION INTERNATIONAL INC.
Dated: August 22, 2006
	By:	/s/ Claude Pellerin
Name: Claude Pellerin
Title: Director